--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       AMERICAN PRECISION INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       AMERICAN PRECISION INDUSTRIES INC.
                               2777 WALDEN AVENUE
                            BUFFALO, NEW YORK 14225

                       NOTICE OF MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of American Precision Industries Inc. will be held at the offices of the company at 2777 Walden Avenue, Buffalo, New York 14225 on Friday, April 23, 1999 at 9:30 a.m. Buffalo, New York time to consider and take action upon the following matters:

        (1) Election of two Class II directors for a three-year term.

        (2) Ratification of the selection of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the 1999 fiscal year.

        (3) Transaction of such other business as may properly come before the meeting.

     Only common stock shareholders of record at the close of business on March 5, 1999, are entitled to vote at the meeting.

                                                  JAMES J. TANOUS
                                                  Secretary

March 22, 1999

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, AND WHATEVER THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. PLEASE USE THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       AMERICAN PRECISION INDUSTRIES INC.

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of American Precision Industries Inc. (hereinafter referred to as "API" or the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held on April 23, 1999 (the "Meeting"). This proxy statement and the accompanying form of proxy will be sent to the shareholders on or about March 22, 1999.

SHAREHOLDERS ENTITLED TO VOTE

     Only shareholders of record at the close of business on March 5, 1999 ("the Record Date") will be entitled to vote at the Meeting. Each share of the Company's common stock, $.66 2/3 par value, ("Common Stock") outstanding at the close of business on the Record Date will be entitled to one vote on all matters submitted to a vote at the Meeting. As of the Record Date, there were outstanding 7,481,593 shares of Common Stock.

     The holder of the Series B Seven Percent (7%) Cumulative Convertible Preferred Stock ("Series B Preferred Stock") is not entitled to vote on the election of directors or the ratification of the selection of the independent public accountants.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Proxies which represent broker "non-votes" on one or more matters and stockholder abstentions are included in determining whether a quorum is present.

REQUIRED VOTE

     Directors shall be elected by a plurality of the votes of the shares of Common Stock present, in person or by proxy, at the Meeting and entitled to vote on the election of directors. The proposal to ratify the appointment of auditors requires the affirmative vote of the majority of shares of Common Stock present, in person or by proxy, at the Meeting and entitled to vote on that proposal.

     In accordance with Delaware law, abstentions will, but broker "non-votes" will not, be treated as present and entitled to vote for purposes of computing the required votes needed to approve a proposal. As a result, broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes present and entitled to vote on the issue or votes cast and, therefore, do not have the effect of votes in opposition. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner has discretionary power and votes on one or more matters but does not vote on another matter because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

PROXIES

     All shares entitled to vote and represented by properly executed proxies received prior to the Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

     If any other matters are properly presented at the Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. The Company does not anticipate that any other matters will be raised at the Meeting.

     Any proxy may be revoked at any time before it is voted by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Meeting, a written notice of revocation or duly executed proxy, in either case later dated than the prior proxy relating to the same shares or (ii) attending the Meeting and voting in person (although attendance at the Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to American Precision Industries Inc., 2777 Walden Avenue, Buffalo, New York 14225, Attention: Secretary, or hand delivered to the Secretary, before the taking of the vote at the Meeting.

     A copy of the Company's Annual Report to Stockholders for the year 1998, including financial statements, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Meeting.

                            1. ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the number of directors of the Company shall be not less than three and not more than nine. The Board currently consists of eight directors.

     The Certificate of Incorporation also provides that the directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. One class stands for election to a three-year term each year. Two Class II directors are to stand for election at the Meeting. The Class II Directors so elected will serve until the Company's Annual Meeting of Shareholders in the year 2002 and until their successors are elected and shall qualify.

     THE DIRECTORS RECOMMEND A VOTE FOR THE TWO NOMINEES STANDING FOR ELECTION LISTED BELOW.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR these nominees. If any nominee becomes unavailable for election, the proxy holders will vote the proxies for such other nominee as the Board may designate to fill the vacancy.

     Information regarding nominees standing for election and directors whose terms continue beyond the Meeting is set forth below:

     CLASS II: DIRECTORS STANDING FOR ELECTION FOR A TERM EXPIRING IN 2002

     Bernard J. Kennedy, age 67, has been a director since 1987. Mr. Kennedy has been Chairman, Chief Executive Officer, and President of National Fuel Gas Company* since 1989 and is Chairman of certain of its subsidiaries. National Fuel Gas Company and its subsidiaries are engaged in production, purchase, storage, transportation and sale of natural gas and in the exploration for and development of oil and natural gas reserves.

     Kurt Wiedenhaupt, age 61, has been a director since 1992. Mr. Wiedenhaupt became President and Chief Executive Officer of the Company on July 1, 1992 and Chairman on April 25, 1997. From 1986 to June 30, 1992, Mr. Wiedenhaupt was President and Chief Executive Officer of AEG Corporation, a North American unit of Daimler-Benz AG which is engaged in transportation, electronics, industrial equipment and business systems.

                 CLASS I: DIRECTORS WHOSE TERMS EXPIRE IN 2001

     John M. Albertine, PhD, age 54, has been a director since 1985. In 1990 Dr. Albertine became Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting, public policy, and full-service mergers and acquisitions firm based in Washington, D.C. Dr. Albertine serves on the Board of Directors of Thermo Electron Corporation*, Intermagnetics General Corporation*, Thermo Information Solutions, Inc.*, and U.S. Cast Products, Inc.*

     Douglas J. MacMaster, Jr., age 68, has been a director since 1990. He was Senior Vice President of Merck & Co., Inc., a health products company, from 1988 until his retirement in 1992. Mr. MacMaster is a director of Flamel Technologies, S.A.*, Martek Biosciences Corp.*, Noese Technologies, Inc.*, OraVax, Inc.*, Stratton Mutual Funds*, and U.S. Bioscience, Inc.*

     Klaus K. Oertel, age 65, has been a director since 1995. From January 1, 1990 until his retirement on December 31, 1994, Mr. Oertel was a member of the Board of Management of AEG A.G., Frankfurt, Germany, a unit of Daimler-Benz AG, in charge of the world-wide rail systems group. Since his retirement, Mr. Oertel has acted as a consultant to various industries.

                CLASS III: DIRECTORS WHOSE TERMS EXPIRE IN 2000

     Holger Hjelm, age 75, has been a director since July 8, 1997, at which time he was elected to the Board by the directors as the nominee of InterScan Holding Ltd. ("InterScan") in accordance with the agreement by which the Company acquired Portescap, a Swiss motor company, from InterScan. Pursuant to that agreement, the Company is required to nominate InterScan's nominee as a director of the Company with a term expiring in 2000 and to appoint that nominee, if elected by the shareholders, to the Nominating Committee. Mr. Hjelm has been active for the past 16 years developing a group of companies known as the InterScan Group ("ISG"), based in Zurich, Switzerland. ISG is an international conglomerate privately owned by Mr. Hjelm and his family. Through its companies in several countries, ISG manufactures steel mill rolls, and paper and packaging products, distributes fruits and vegetables, conducts oil and commodity trading and real estate activities, and operates a pay phone company.

     Victor A. Rice, age 58, has been a director since 1994. Mr. Rice is the Chief Executive Officer and a director of LucasVarity plc*, an international manufacturer and supplier of products, systems, and services to the automotive, diesel engine, and aerospace industries. From 1980 until 1996, Mr. Rice was Chairman and Chief Executive Officer of Varity Corporation.

     Jerre L. Stead, age 56, has been a director since 1996. He has been Chairman and Chief Executive Officer of Ingram Micro Inc.*, a distributor of technology products and services, since August 1996. On January 1, 1995, Mr. Stead became Chairman and Chief Executive Officer of Legent Corporation, a computer programming software services firm. He resigned from that position on August 15, 1995 after the merger of Legent Corporation with Computer Associates International, Inc. During 1993 and 1994, Mr. Stead was Chairman and Chief Executive Officer of AT&T Global Information Solutions (formerly NCR), a provider of information technology services. He also served as an Executive Vice President of AT&T and a member of AT&T's Management Executive and Global Operations Committees. Mr. Stead is also a director of Armstrong World Industries Inc.*

     It is the belief of the Board of Directors that it is in the best interest of the Company that, absent special circumstances such as the one set forth below, incumbent directors not remain on the Company's Board beyond the annual meeting of shareholders following their 70th birthday. Mr. Hjelm, who is 75, has been a director since July 8, 1997 and was elected to a term expiring in 2000 by the Company's shareholders at the 1998 annual meeting. Mr. Hjelm was nominated for election to the Board by the Company in accordance with the agreement by which the Company acquired Portescap from InterScan, which required the Company to nominate InterScan's nominee for a term expiring in 2000.

BOARD COMMITTEES

     There are four standing committees of the Board of Directors: Audit, Compensation, Finance, and Nominating.

     The Audit Committee, which is currently comprised of Mr. Kennedy, Chairman, Mr. MacMaster, and Mr. Oertel, had three meetings in 1998. It selects auditors (subject to shareholder ratification), and reviews their proposed audit plan and fees, their completed audit, and their recommendations and the replies of management thereto. The auditors have direct access to the Audit Committee with respect to the Company's accounting practices and procedures and management's compliance with those practices and procedures. The Audit Committee also has oversight responsibility for the Company's compliance efforts with respect to Year 2000 technology issues.

     The Compensation Committee, which is currently comprised of Mr. Stead, Chairman, Dr. Albertine, and Mr. Rice, had two meetings in 1998. It submits recommendations to the Board on all matters relating to the compensation of officers and key employees and administers the Company's stock option plans for employees.

     The Finance Committee, which is currently comprised of Mr. Oertel, Chairman, Dr. Albertine, and Mr. Kennedy, held two meetings during 1998. It reviews the Company's financing plans for acquisitions and capital expenditures.

---------------

*  Denotes publicly-held company

     The Nominating Committee, which is currently comprised of Dr. Albertine, Chairman, Mr. Hjelm, and Mr. Stead, held two meetings in 1998. The functions of the Nominating Committee are to review the size and composition of the Board; to establish criteria for Board membership; to search for and screen candidates to fill vacancies on the Board; and to recommend an appropriate slate of candidates for election each year. Shareholders who wish to present a candidate for nomination as a director may do so by writing to the Committee at the Company's corporate office and providing the candidate's name, biographical data and qualifications.

DIRECTOR ATTENDANCE

     The Board of Directors had four meetings in 1998. All directors attended at least 75% of the relevant board and committee meetings held during 1998, except for Mr. Hjelm who attended one of six meetings, Mr. Kennedy who attended six of nine meetings, and Mr. Rice who attended four of six meetings.

DIRECTOR COMPENSATION

     Directors (except for Mr. Wiedenhaupt) are entitled to an attendance fee of $1,000 for each board meeting attended in person and are also entitled to an annual retainer of $16,000. Members of committees are entitled to $800 for attendance in person at each meeting. Fees for participation in board or committee meetings by telephone are $500 and $400, respectively. The Chairmen of the Audit, Compensation, Finance and Nominating Committees are entitled to $1,000 per annum. Except for group term life insurance coverage of $100,000 ($50,000 after age 70), the Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

     Under the 1995 Directors Stock Option Plan, as amended and restated, (the "1995 Directors Plan") a non-employee director of the Company may elect to receive options instead of cash for either his annual director's retainer or meeting and chairmanship fees for that year or for the total of such retainer and fees ("Elected Options"). The Elected Options are granted on the first day of each calendar quarter, which is the date on which the payment of retainer and meeting fees would otherwise be made in cash. The number of shares of common stock subject to an Elected Option is equal to the amount of director's retainer and fees divided by the difference between the fair market value of a share of the Company's Common Stock on the date of grant and the exercise price of the Elected Option, which is 30% of the fair market value of a share on the date of grant. Elected Options become exercisable in full six months after grant and expire ten years after grant. However, Elected Options may expire earlier as a result of the termination of a director's service on the board, as follows: if an Elected Option has not expired earlier, it will expire on the fifth anniversary of the director's retirement after age 70, or if the director dies before that fifth anniversary, the first anniversary of the director's death; on the first anniversary of the termination of the director's service on the board by reason of death or disability; or three months after the termination of the director's service on the board for any other reason. The exercise price is payable in cash or by the delivery of shares of the Company's Common Stock owned by the director.

     All the directors eligible under the 1995 Directors Plan elected to participate in the Plan with respect to the retainer and fees earned in 1998. The Elected Options which have been granted to directors under the 1995 Directors Plan are set forth in the following table:

                                                              ELECTED     TOTAL      AVERAGE
                                                              OPTIONS    EXERCISE    EXERCISE
                          DIRECTOR                            GRANTED     PRICE       PRICE
                          --------                            -------    --------    --------
John M. Albertine...........................................   7,929     $ 34,534     $4.36
Holger Hjelm................................................   2,052        8,893     $4.33
Bernard J. Kennedy..........................................   8,512       36,164     $4.25
Douglas J. MacMaster, Jr....................................   7,965       33,872     $4.25
Klaus K. Oertel.............................................   6,197       28,184     $4.55
Victor A. Rice..............................................   7,028       30,194     $4.30
Jerre L. Stead..............................................   4,867       23,211     $4.77
                                                              ------     --------     -----
          Total.............................................  44,550     $195,052     $4.38

     On each date that Elected Options are granted, the combination of the exercise price of the Elected Options granted and the cash fees the director is entitled to receive but forgoes is equivalent to the market value of the shares of Common Stock underlying the Elected Option on the date of grant.

     As of March 5, 1999, Elected Options for 999 shares of Common Stock had been exercised. The options reflected in the table above were granted in lieu of cash retainers and meeting fees aggregating $456,500.

     On April 24, 1998, the Company's Board of Directors, on recommendation of the Compensation Committee, adopted a Director Stock Option Award Program under the 1995 Directors Plan. Under this program, each director will receive a grant of stock options ("Discretionary Options") on the date of the annual meeting of shareholders each year based upon a formula which uses the average compensation earned by all directors during the prior fiscal year and a multiplier related to the Company's EVA performance for that fiscal year. This methodology is similar to that used to award options to key employees. A ten-year Discretionary Option for 1,500 shares of API stock, exercisable at $18.0625 per share, was granted to each non-employee director under this formula on April 24, 1998.

     As of March 5, 1999, 45,769 shares remain available for the grant of Elected and Discretionary Options under the 1995 Directors Plan.

     Prior to 1998, eligible directors with five or more years of continuous service were entitled to a benefit of $10,000 a year payable over ten years upon retirement, death prior to retirement, or nonelection to or removal from the Board following an unfriendly change in control of the Company. On April 24, 1998, the Company's Board of Directors, on recommendation of the Compensation Committee, approved a plan to replace this retirement benefit with a one-time grant of stock options. Messrs. Hjelm and Wiedenhaupt were not eligible for this benefit. The present value as of May 1, 1998 of each director's retirement benefit was determined and this value was replaced by the grant of a stock option with a value equivalent to that present value utilizing the Black-Scholes option pricing model. These options, granted at $18.0625 per share, are exercisable immediately by those directors with five or more years of service and on their fifth anniversary by directors having less than five years of service. The options expire ten years from date of grant. The number of shares covered by each option granted to replace retirement benefits is as follows:

John M. Albertine...........................................  2,800
Bernard J. Kennedy..........................................  6,200
Douglas J. MacMaster, Jr....................................  6,600
Klaus K. Oertel.............................................  5,400
Victor A. Rice..............................................  3,400
Jerre L. Stead..............................................  3,000

     None of these options has been exercised.

                         SHARE OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned as of March 5, 1999 by (1) each director and nominee and each executive officer named in the Summary Compensation Table and (2) all directors and executive officers of API as a group.

                                                       AMOUNT AND         PERCENT OF
                                                        NATURE OF           COMMON
                NAME OF INDIVIDUAL                     BENEFICIAL           SHARES
              OR DESCRIPTION OF GROUP                OWNERSHIP(1)(2)    OUTSTANDING(3)
              -----------------------                ---------------    --------------
John M. Albertine..................................       18,644
Holger Hjelm.......................................        1,816(4)
Bernard J. Kennedy.................................       17,983
Douglas J. MacMaster, Jr...........................       18,088
Klaus K. Oertel....................................        6,916
Victor A. Rice.....................................       10,085
Jerre L. Stead.....................................        9,370
Kurt Wiedenhaupt...................................      315,995             4.1%
James W. Bingel....................................       30,740
Bruce McH. Kirchner................................       12,000
Craig J. VanTine...................................       28,182
Richard S. Warzala.................................       77,150
All directors and executive officers as a group,
  including those named above......................      557,269(5)          7.0%

---------------

(1) Each individual has sole voting and investment power over the shares indicated as owned by that individual unless otherwise noted.

(2) Includes the following shares that the named executive officers and directors have the right to acquire pursuant to options that are currently exercisable or become exercisable within the next 60 days:

J. M. Albertine.............................................   10,788
H. Hjelm....................................................    1,816
B. J. Kennedy...............................................   14,202
D. J. MacMaster Jr..........................................   14,088
K. K. Oertel................................................    5,516
V. A. Rice..................................................    9,086
J. L. Stead.................................................    4,370
K. Wiedenhaupt..............................................  295,923
J. W. Bingel................................................   27,787
B. McH. Kirchner............................................   11,000
C. J. VanTine...............................................   27,050
R. S. Warzala...............................................   54,850

(3) Percentage calculations for each individual and group in the table are based on 7,481,593 shares of Common Stock outstanding, plus any shares such person or persons in such group have the right to acquire within 60 days of the date of this proxy statement pursuant to outstanding options. Except for Mr. Wiedenhaupt, each of the directors and executive officers named in the table owns less than 1% of the common shares outstanding.

(4) Mr. Hjelm is an affiliate of InterScan which owns 1,236,337 shares of the Company's Series B Preferred Stock, which are presently convertible into 1,538,603 shares of Common Stock at a current conversion price of $17.00 per share (see "Share Ownership of Certain Beneficial Owners"), which represents approximately 20.6% of the Common Stock outstanding before the conversion and approximately 17.1% of the Common Stock outstanding after giving effect to the conversion, assuming that the number of shares outstanding on the presumed date of conversion is equal to the number outstanding on the Record Date for the Meeting. Mr. Hjelm may be deemed the beneficial owner of those shares; however, those shares are not included in the table above.

(5) Includes 485,776 shares that executive officers and directors as a group have the right to acquire pursuant to options that are currently exercisable or become exercisable within the next 60 days, including the shares set forth in note 2 above.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of Common Stock owned by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to API to be the beneficial owner of more than 5% of its Common Stock as of March 5, 1999 unless otherwise indicated.

                                                                            PERCENT OF
             NAME AND ADDRESS OF                   AMOUNT AND NATURE       COMMON SHARES
               BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP     OUTSTANDING
             -------------------                -----------------------    -------------
InterScan Holding Ltd.........................         1,538,603(1)            17.1%(1)
  Schifflande 5
  CH-8001 Zurich
  Switzerland
David L. Babson and Company Incorporated......           802,700(2)            10.7%
  One Memorial Drive
  Cambridge, MA 02142
Robert J. Fierle..............................           650,302(3)             8.7%
  2419 Lapham Road
  East Aurora, NY 14052
Dimensional Fund Advisors Inc.................           427,374(4)             5.7%
  1299 Ocean Avenue
  Santa Monica, CA 90401
Lord, Abbett & Co.............................           380,080(5)             5.1%
  767 Fifth Avenue
  New York, NY 10153-0203

---------------

(1) InterScan owns 1,236,337 shares of Series B Preferred Stock; the number in the table above represents the number of shares of Common Stock into which the Series B Preferred Stock is presently convertible at a conversion price of $17.00 per share and the percentage of 17.1% is based on the Common Stock outstanding after giving effect to the conversion, assuming the number of shares outstanding on the presumed date of conversion is equal to the number outstanding on the Record Date for the Meeting. Mr. Hjelm may be deemed to be the beneficial owner of those shares. See note 4 under the table in "Share Ownership of Management."

(2) Based on information set forth in a Schedule 13G dated January 14, 1999, David L. Babson and Company Incorporated, in its capacity as investment advisor, may be deemed the beneficial owner of 802,700 shares of Common Stock as of December 31, 1998 which are owned by numerous investment counseling clients.

(3) Includes 5,000 shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such shares.

(4) Based on information contained in a Schedule 13G dated February 11, 1999, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 427,374 shares of Common Stock as of December 31, 1998, all of which shares are held in portfolios of four investment companies and certain other investment vehicles, including commin-gled group trusts, to whom Dimensional offers investment advice or for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(5) Based on information set forth in a Schedule 13G dated February 12, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company, and written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with during 1998.

                               EXECUTIVE OFFICERS

     The following is a list of the executive officers of the Company, each of whom is appointed to serve at the pleasure of the Board.

                                                                                    HAS BEEN AN
                                                                                     EXECUTIVE
       NAME AND AGE                         OFFICES HELD AT API                    OFFICER SINCE
       ------------                         -------------------                    -------------
Kurt Wiedenhaupt, 61......  President                                                  1992
James W. Bingel, 51.......  Vice President and President of API Delevan Inc.           1991
Bradley J. Holcomb, 50....  Vice President, Supply Chain Management and                1998
                            Operational Excellence
Bruce McH. Kirchner, 50...  Vice President and Chief Financial Officer                 1997
James R. Schwinger, 54....  Vice President, Human Resources                            1996
Craig J. VanTine, 52......  Vice President and President of API Heat Transfer          1997
                            Inc.
Richard S. Warzala, 45....  Vice President and President of API Motion Inc.            1986

     All of the executive officers have been employed by API for more than five years except for Mr. Holcomb who was appointed on September 28, 1998, Mr. Kirchner who was appointed on February 3, 1997, and Mr. Schwinger who was appointed on May 1, 1996.

     From 1996 to 1998, Mr. Holcomb was Vice President of Praxair, Inc. with responsibility for global procurement and materials management. For 20 years prior to that, Mr. Holcomb was employed by Eastman Kodak Company, serving as Director, Supplier Relationship Management from 1994 to 1996 and as General Manager, Product Development and Manufacture Partnerships from 1993 to 1994.

     Mr. Kirchner was employed for 22 years in various financial positions with The Carborundum Company and its successors. From 1989 to 1996 he was Vice President and Chief Financial Officer of BP Chemicals -- Advanced Materials and Carborundum Division, a multinational manufacturer of polymer and ceramic based products.

     Mr. Schwinger was a human resources consultant from 1990 until 1996.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table sets forth individual compensation information for the Chief Executive Officer and the four other most highly compensated executive officers.

                                           ANNUAL                LONG-TERM
                                      COMPENSATION (1)          COMPENSATION
                                ----------------------------    ------------
                                                                 SECURITIES
                                                                 UNDERLYING
           NAME AND                                               OPTIONS/         ALL OTHER
      PRINCIPAL POSITION        YEAR     SALARY      BONUS        SARS(#)       COMPENSATION(2)
      ------------------        ----    --------    --------    ------------    ---------------
Kurt Wiedenhaupt..............  1998    $333,335    $ 48,300              --        $82,731
  President and CEO             1997     300,000     319,811         200,000         98,650
                                1996     300,000     346,441          30,000        115,357
James W. Bingel...............  1998     128,333      70,124          12,000         12,979
  Vice President                1997     120,670      73,817           8,000         12,394
                                1996     111,334      56,195           8,000          2,375
Bruce McH. Kirchner...........  1998     160,000      16,070          15,000         15,365
  Vice President and CFO        1997     137,500     104,700          20,000         15,092
Craig J. VanTine..............  1998     162,052      51,980          15,000          2,500
  Vice President(3)             1997     137,951      27,098           8,000          2,250
Richard S. Warzala............  1998     191,666      (2,865)(4)       25,000        24,328
  Vice President                1997     162,567     121,621          20,000         11,451
                                1996     136,800      94,466          15,000          9,322

---------------

(1) Other Annual Compensation does not exceed the lesser of $50,000 or 10% of total salary and bonus for any of the executives named in the table.

(2) All Other Compensation for 1998 includes (i) amounts paid to or on behalf of Mr. Wiedenhaupt and Mr. Warzala under the Pension Benefit Restoration Plan adopted by the Company in 1994 and described under API Pension Plan below,
    (ii) the actuarial value of premium payments made by the Company allocable to the executive officer's death benefit under a split-dollar life insurance program, combined with compensation paid in connection with premium payments, if any, made by the executive officer, and (iii) Company contributions to the 401(k) Retirement Savings Plan for Salaried Employees (which equal 25% of that portion of the employee's contribution which does not exceed 6% of such employee's total pay for the year). The amounts for each individual were as follows:

                                               PENSION
                                               BENEFIT                         401(k)
                                             RESTORATION    SPLIT-DOLLAR      COMPANY
                                                PLAN          PROGRAM       CONTRIBUTION     TOTAL
                                             -----------    ------------    ------------    -------
    Kurt Wiedenhaupt.......................    $9,552         $70,679          $2,500       $82,731
    James W. Bingel........................        --          10,479           2,500        12,979
    Bruce McH. Kirchner....................        --          12,865           2,500        15,365
    Craig J. VanTine.......................        --              --           2,500         2,500
    Richard S. Warzala.....................        79          21,749           2,500        24,328

(3) Mr. VanTine has been an employee of the Company since 1969 and became an executive officer in 1997.

(4) Mr. Warzala's earned EVA bonus for 1998 is a negative amount which reduces the amount of deferred prior year bonus held in his EVA Bank Account. See the discussion of EVA Bank Accounts under "Board Compensation Committee Report-Incentive Compensation".

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of stock options made during the 1998 fiscal year to the executive officers named in the Summary Compensation Table.

                                                   INDIVIDUAL GRANTS
                                 -----------------------------------------------------
                                                  % OF
                                 NUMBER OF       TOTAL
                                 SECURITIES     OPTIONS
                                 UNDERLYING    GRANTED TO     EXERCISE                      GRANT
                                  OPTIONS      EMPLOYEES       OR BASE                       DATE
                                  GRANTED      IN FISCAL        PRICE       EXPIRATION     PRESENT
             NAME                  (#)(1)         YEAR         ($/SH)          DATE       VALUE $(2)
             ----                ----------    ----------    -----------    ----------    ----------
Kurt Wiedenhaupt...............         0          --               --            --             --
James W. Bingel................    12,000         3.6%        $18.0625       4-23-08       $109,145
Bruce McH. Kirchner............    15,000         4.6          18.0625       4-23-08        136,431
Craig J. Van Tine..............    15,000         4.6          18.0625       4-23-08        136,431
Richard S. Warzala.............    25,000         7.6          18.0625       4-23-08        227,385

---------------

(1) All of the options reflected in the table are ten year options and become exercisable at the rate of 20% per year beginning on the first anniversary of the date of grant.

(2) In accordance with SEC rules, the Grant Date Present Values were determined under the Black-Scholes option pricing model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: expected volatility factor of 25.6%, risk free rate of return of 5.81%, dividend yield of zero, and the time of exercise of 9.6 years. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

FISCAL YEAR-END OPTION/SAR VALUES

     The following table summarizes information with respect to unexercised stock options and stock appreciation rights ("SARs") held by the executive officers named in the Summary Compensation Table at the end of the 1998 fiscal year. The closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1998 was $10.3125. None of these executive officers exercised options in 1998.

                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                                        OPTIONS/SARS AT FY-END (#)            AT FY-END ($)
                                       ----------------------------    ----------------------------
                NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                ----                   -----------    -------------    -----------    -------------
Kurt Wiedenhaupt.....................    278,923         235,000        $670,961         $30,438
James W. Bingel......................     19,587          27,400          36,198           7,138
Bruce McH. Kirchner..................      4,000          31,000              --              --
Craig J. VanTine.....................     17,450          33,600          20,800           7,138
Richard S. Warzala...................     39,450          55,800          56,700           9,238

API PENSION PLAN

     Executive officers of the Company are covered by the API Pension Plan (the "Pension Plan"). Normal retirement age under the Pension Plan is 65. The normal monthly retirement benefit is equal to 1% of average monthly base earnings multiplied by the years of credited service. Average monthly base earnings are determined from the highest continuous five years out of the last ten years worked prior to retirement. The normal monthly retirement benefit is reduced by
 1/2 of 1% for each month between the date benefits begin and the participant's normal retirement date in the case of early retirement. Benefits are not subject to any reduction for Social Security payments or other offset amounts.

     The table set forth below illustrates representative annual retirement benefits for various levels of compensation and periods of service under the Pension Plan.

                                                  ESTIMATED ANNUAL RETIREMENT BENEFITS
         AVERAGE ANNUAL EARNINGS              BASED ON CREDITED YEARS OF SERVICE INDICATED
        (HIGHEST CONTINUOUS 5 OF           ---------------------------------------------------
   LAST 10 YEARS PRIOR TO RETIREMENT)        10         15         20         25         30
   ----------------------------------      -------    -------    -------    -------    -------
$50,000..................................  $ 5,000    $ 7,500    $10,000    $12,500    $15,000
100,000..................................   10,000     15,000     20,000     25,000     30,000
160,000 or more..........................   16,000     24,000     32,000     40,000     48,000

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the amount of annual earnings which can be utilized in determining benefits under the Pension Plan was reduced from $235,840 to $150,000 (subject to a cost of living adjustment). The latter amount is indexed to inflation, and the limit applicable to 1998 is $160,000. This change has reduced the retirement benefits under the Pension Plan for certain executives of the Company. In 1994, the Company adopted a Pension Benefit Restoration Plan pursuant to which the Company will make annual payments under a flexible deposit annuity contract for Mr. Wiedenhaupt and reimburse him for his income taxes on the annuity payments and will make additional premium payments on a split-dollar life insurance policy for Mr. Warzala. Upon retirement, the annuity contract and split-dollar policy will provide benefits equal to the benefits lost due to the enactment of OBRA. Effective in April 1999, Messrs. Kirchner and VanTine will be provided with benefits under the Pension Benefit Restoration Plan through split-dollar life insurance policies. By way of illustration, an employee covered by the Pension Benefit Restoration Plan retiring with 30 years of credited service and average annual earnings of $200,000 would be entitled to an annual retirement benefit of $60,000, $48,000 of which would be provided by the Pension Plan and $12,000 of which would be provided through the Pension Benefit Restoration Plan.

     The credited years of service on December 31, 1998 for the persons named in the Summary Compensation Table are as follows: Mr. Wiedenhaupt -- 7 years; Mr. Bingel -- 7 years; Mr. Kirchner -- 2 years; Mr. VanTine -- 26 years; and Mr. Warzala -- 22 years. The current compensation covered by the Pension Plan, which excludes bonus earnings, is reflected in the "Salary" column of the Summary Compensation Table, subject to the aforementioned limit under OBRA.

EMPLOYMENT CONTRACT; SUPPLEMENTAL BENEFIT PROGRAMS; AND CHANGE-OF-CONTROL ARRANGEMENTS

     Mr. Wiedenhaupt was first employed as the Company's President and Chief Executive Officer effective July 1, 1992 and entered into an employment agreement at that time for the five-year period ending June 30, 1997. Effective July 1, 1997 he signed a new Executive Employment Agreement (the "Employment Agreement") which extended his employment for the six year-period ending June 30, 2003 (the "Employment Period"). The Employment Agreement provides for an annual salary of not less than $300,000 and entitles Mr. Wiedenhaupt to participate in the Company's bonus and other benefit plans. Upon retirement at age 65, Mr. Wiedenhaupt will be entitled to a supplemental retirement benefit of $3,000,000 payable over 15 years. His benefits vest at the rate of 10% per year commencing in 1992 and will be offset by benefits under a separate split-dollar life insurance policy.

     If the Employment Agreement is terminated by the Company (other than for cause or by reason of Mr. Wiedenhaupt's death or disability), he will be entitled to receive all unpaid salary for the balance of the Employment Period, subject to a maximum amount equal to three times his annual salary and bonus and a minimum of one times that amount, his supplemental retirement benefit, and his vested benefits under other plans, subject to certain limitations. These amounts will be paid on the dates they would have been paid if his employment had not been terminated unless the Company elects for them to be paid in a discounted lump sum.

     Upon retirement at age 65, Mr. Warzala will be entitled to a supplemental retirement benefit of $1,200,000 adjusted for changes in the Consumer Price Index from May 1, 1998 and payable over 15 years. In the event of involuntary termination of employment, Mr. Warzala is fully vested in this program. His benefit is offset by benefits under separate split-dollar life insurance policies.

     Messrs. Bingel and Kirchner are also covered by split-dollar life insurance policies. The annual premiums, paid by the Company, will develop a policy cash surrender value allocable to the executive in an amount sufficient to provide the executive with a supplemental retirement benefit in an annual amount equal to 20% of current annual base compensation, payable over a 15-year period upon retirement at age 65. Prior to retirement, the policy provides the executive with a death benefit equivalent to three times his current annual base compensation. Effective in April 1999 Mr. VanTine will similarly be covered by a split-dollar life insurance policy.

     With respect to each of the split-dollar policies referred to above, the Company will recover all premiums paid by it upon the earlier to occur of the policy's maturity or the participant's death. If a participant's employment is terminated, the Company will recover most or all of the prior cash premiums, depending on the number of years the split-dollar contract was in effect.

     The Company entered into agreements with Mr. Wiedenhaupt, Mr. Bingel, Mr. VanTine, and Mr. Warzala in 1996, and with Mr. Kirchner in 1997 which provide severance payments to each of them if they are either terminated or resign for "good reason," as defined in the agreements, within three years after there has been a "change of control," as defined, of the Company. In that event, Mr. Wiedenhaupt would receive a severance payment equal to three and a half times his then annual base salary plus the highest bonus accrued for him in any of the three preceding years ("Total Compensation") plus a benefit replacement amount equal to 50% of his Total Compensation. These payments would be in lieu of any severance payments under Mr. Wiedenhaupt's Employment Agreement. Messrs. Bingel, Kirchner, VanTine and Warzala would each receive a severance payment equal to one times their Total Compensation and a benefit replacement equal to 35% of their Total Compensation.

PERFORMANCE GRAPH

     The following performance line graph compares the cumulative total shareholder return on an investment in the Company's Common Stock over the past five years with the total return on the stocks comprising the Media General Composite Index ("Composite Index"), the Media General Multi-Industry Index ("Multi-Industry Index"), and the Russell 2000 Index. The data for the graph was furnished by Media General Financial Services. The line graph assumes an investment of $100 in API stock on the last day of the 1993 fiscal year and the reinvestment of quarterly cash dividends at the closing price of API stock on the ex-dividend date during those quarters when a dividend was paid; the Company discontinued its quarterly cash dividend as of the first quarter of 1997. Calculations for the Composite, Multi-Industry and Russell 2000 Indexes are made in a similar fashion. The Russell 2000 Index is introduced this year as a replacement to the Composite Index. The Russell 2000 is an index comprised of small market capitalization companies, similar to API, and therefore is a better comparative relative to the stock market performance for the Company.

                                                                                         MULTI-INDUSTRY
                                                API              COMPOSITE INDEX             INDEX            RUSSELL 2000 INDEX
                                                ---              ---------------         --------------       ------------------
'1993'                                           100                    100                    100                    100
'1994'                                         123.4                   99.2                   99.5                   98.2
'1995'                                         181.5                  128.6                  140.8                  126.1
'1996'                                         332.5                  155.3                  182.8                  147.1
'1997'                                         346.1                  201.6                  243.8                  179.9
'1998'                                         171.5                  246.5                  318.6                  174.9

BOARD COMPENSATION COMMITTEE REPORT*

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. In 1998 the Committee consisted of Messrs. Stead (Chairman), Albertine, and Rice. The Committee is responsible for setting and administering the policies, which govern annual compensation, bonus plans, and stock ownership programs.

---------------

* The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

COMPENSATION PHILOSOPHY

     The Committee annually evaluates API's corporate performance and compensation and share ownership programs as compared with industrial companies reasonably similar in size, product content, profitability, return on equity, and sound financial condition. Such data are gathered from consultant surveys and published statistics and surveys. The Company's annual compensation programs are designed to strike a reasonable balance between competitive base salaries and a performance-oriented incentive system which does not reward employees unless targeted goals are reached. If such goals are reached, incentive compensation increases based on the goals achieved.

SALARIES

     The Committee set salaries for the executive officers of the Company for the year beginning May 1, 1998 based on the Committee's evaluation of each officer's performance, the performance of the officer's operating divisions, and the overall performance of the Company. All executive officers received salary increases based on that evaluation.

STOCK OPTIONS

     As indicated above in the table under the caption "Option Grants in Last Fiscal Year", in April 1998 the Committee granted stock options to certain executive officers and other selected key employees; however, no options were granted in 1998 to the President and Chief Executive Officer. In determining the size of the grants for the executive officers, the Committee assessed their individual performance, contributions to the business and relative levels of responsibility.

REPORT ON REPRICING OF OPTIONS/SARS

     The Company has never repriced any outstanding options or SARs or cancelled and replaced any option or SAR with one that had a lower exercise price. The Company's Board of Directors does not favor such repricing or replacement. In order to eliminate the possibility for any such repricing or cancellation and replacement, in July 1998 the Company amended all of its employee and director stock option plans to specifically preclude any repricings or other changes that would similarly reduce the exercise price of options after they have been granted.

INCENTIVE COMPENSATION

     Beginning with 1995, the Company adopted an incentive compensation plan based on the concept of economic value added (the "EVA Plan")(R) to replace bonus plans which were previously in effect. One purpose of the EVA Plan is to provide incentives for plan participants to strive for the enhancement of shareholder value through the achievement of the Company's strategic plan objectives. The EVA Plan is also a critical feature of the Company's program to shift a portion of employee compensation from fixed to variable so that, over time, the variable component (i.e. EVA incentive compensation) of employee compensation will become more significant in relation to the fixed component (i.e. base salary or wages). All employees are eligible to participate in the EVA Plan, except employees subject to certain collective bargaining agreements and employees compensated under separate sales incentive or commission programs. For 1998, approximately 1,241 employees out of a total of approximately 1,976 employees participated in the EVA Plan.

     EVA is the amount by which the net operating profit after tax of a business unit exceeds the weighted average cost of capital relative to the average capital employed by that business unit.

     Each EVA Plan participant has a target bonus based on a percentage of the participant's base compensation during the Plan Year. Percentages are established in the EVA Plan for various levels of responsibility within the business units.

     Each operating unit and the Company as a whole ("Units") had an EVA target for 1998 approved by the Committee. Actual 1998 EVA results compared to the EVA target establishes the percentage of the target bonus earned by the EVA Plan participants. If EVA for a Unit exceeds the EVA target for the Plan

---------------

(R)EVA is a registered trademark of Stern Stewart & Co.

Year, the target bonus for the participants in that Unit will be increased by the same percentage that EVA exceeds the EVA target. If EVA for a Unit falls short of the EVA target for the Plan Year, the target bonus will be reduced by 1.5% for each percentage point that the EVA shortfall bears to the EVA target.

     The bonuses earned by EVA Plan participants whose target bonus percentage is 15% or more of base compensation (hereinafter referred to as "Bank Employees") are subject to discretionary adjustment not to exceed plus or minus 15% of the formula bonus. Bonus awards for most Bank Employees in operating Units will be determined by subjecting 75% of their target bonus to EVA performance of their Unit, and 25% of their target bonus to EVA performance of their manufacturing group.

     The bonuses earned by EVA Plan participants who are not Bank Employees are subject to discretionary adjustments determined by the Unit's general manager, subject to review by the Committee. The bonus award allocations made to participants who are not Bank Employees will be paid in full on or about March 15 following the end of the Plan Year.

     Bonus awards to Bank Employees are added to the amount, if any, held in an account maintained on the Company's books for each Bank Employee ("Bank Account"). If the amount in the Bank Account after adding the current bonus award is equal to or less than the employee's target bonus, then the entire "Bank Account" balance will be paid to the employee on or about March 15 in the year following the Plan Year. If the Bank Account balance exceeds the target bonus, the employee will be paid the target bonus plus one-half such excess. An employee can have a negative bonus which will reduce the employee's Bank Account or create a negative balance in this Bank Account which must be offset by positive bonuses in the future before any bonus payment will be made from the bank. The Committee has the authority to modify treatment of negative balances when deemed appropriate.

CEO COMPENSATION

     The determination of the Chief Executive Officer's salary, bonus and annual grant of stock options followed all of the policies and calculations set forth above for those components of all executives' compensation.

     Mr. Wiedenhaupt's base annual salary is determined by his Employment Agreement with the Company and had not been increased since 1995. The Committee, with the approval of the Board of Directors, can determine, in its discretion, to increase Mr. Wiedenhaupt's salary. At its meeting in April 1998, the Committee reviewed Mr. Wiedenhaupt's performance for the prior year, with particular attention to the progress made by the Company in the development and execution of its growth strategy, the Company's earnings and return on equity, and the EVA generated by the Company. Based on that review, Mr. Wiedenhaupt's annual base salary was increased from $300,000 to $350,000.

     The bonus awarded to Mr. Wiedenhaupt in 1998 was determined in accordance with the EVA Plan.

     In connection with the extension of his Employment Agreement in July 1997, the Company had granted Mr. Wiedenhaupt options to purchase 200,000 shares of the Company's Common Stock as an incentive for his continued achievement of the Company's growth strategy. In view of that grant, the Committee elected not to grant any options to him in 1998.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee intends that, whenever reasonably possible, compensation paid to its managers, including its executive officers, should be deductible for federal income tax purposes. All compensation paid to or earned by the executive officers in fiscal 1998 was deductible for federal income tax purposes.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                                          Jerre L. Stead, Chairman
                                          John M. Albertine
                                          Victor A. Rice

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no "Compensation Committee interlocks" or "insider participation" which SEC regulations would require to be disclosed in this proxy statement.

       2. RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     A vote of the holders of Common Stock will be taken at the Meeting for the ratification of the selection of the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1999. Representatives of the firm are expected to be present at the Meeting and be available to respond to appropriate questions. They will have the opportunity to make a statement, if they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

     Under SEC Rule 14a-8(e), proposals of shareholders to be presented to the 2000 annual meeting must be received by API on or before November 23, 1999, for possible inclusion in the proxy statement and form of proxy relating to that meeting. Any shareholder proposal for next year's annual meeting submitted after February 7, 2000 will not be considered filed on a timely basis with the Company under SEC Rule 14a-4(c)(1). For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and the proponent does not issue a proxy statement.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing proxy statements and other material furnished to shareholders in connection with the solicitation of proxies will be borne by API. API has retained Regan & Associates, Inc., a proxy soliciting firm, to act as search and delivery agent. The fee for these services will be approximately $1,750, plus expenses. Arrangements will be made with brokerage houses, nominees, fiduciaries, and other custodians to send proxies and proxy material to beneficial owners of API's common shares, and API will reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, fax, or mail by directors, officers, and regular employees of API without additional compensation for such services.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                               JAMES J. TANOUS
                                               Secretary

March 22, 1999

AMERICAN PRECISION INDUSTRIES INC.                                         PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING APRIL 23, 1999

    The undersigned hereby constitutes and appoints Bruce McH. Kirchner and James R. Schwinger, and each or either of them, proxies with full power of substitution, to vote for the undersigned all shares of voting securities of American Precision Industries Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 23, 1999, and at any adjournment thereof, upon the matters described in the accompanying proxy statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as indicated in this proxy, and otherwise in their discretion.

1. Election of Directors, Nominees:

  CLASS II (THREE YEAR TERM EXPIRING IN 2002)    BERNARD J. KENNEDY and KURT
                                                 WIEDENHAUPT
   [ ]  FOR all nominees                         [ ]  WITHHOLD
       (except as marked to the contrary)        AUTHORITY to vote for all
                                                nominees

            For, except vote withheld from the following nominee(s):

 ---------------------------------------------------------------------

2. Ratification of Selection of Independent Auditors

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

                                                       (Continued on other side)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
(Continued from other side)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                              Dated:
                                              --------------------------- , 1999
                                              Please sign exactly as your
                                              name(s) appears here. Joint owners
                                              should both sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
     -------------------------------------    full title as such.

                                              ----------------------------------

                                              ----------------------------------
      ------------------------------------       (Signature of Shareholder(s))

     PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------